Exhibit 10.1

THE ST. PAUL TRAVELERS COMPANIES, INC.
385 Washington Street
St. Paul, Minnesota 55102

As of April 1, 2004

Jay S. Fishman
1200 Mount Curve Avenue
Minneapolis, Minnesota 55403

Dear Jay:

I am writing this letter on behalf of the Board of Directors (the “Board”) of The St. Paul Travelers Companies, Inc. (the “Company”) to confirm the terms and conditions of your employment with the Company.

1.             Term of Employment.  Your employment under this Letter Agreement commenced as of the effective date (the “Effective Date”) of the consummation of the combination transaction contemplated by the Agreement of Plan and Merger effective as of November 16, 2003 among The St. Paul Companies, Inc. (“The St. Paul”), Travelers Property Casualty Corp. and Adams Acquisition Corp. (as amended) (such transaction, the “Merger”) and, subject to termination as provided in Section 9, will end on the fifth anniversary of the Effective Date; provided that on the fourth and each subsequent anniversary of the Effective Date, the term of your employment will automatically be extended by an additional year unless the Company or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you do not or it does not want the term to be so extended.  Such employment period, as may be extended, will hereinafter be referred to as the “Term”.

2.             Title and Duties.

(a)   Position.  During the Term, you will serve as Chief Executive Officer of the Company, and, beginning as of January 1, 2006 or, if earlier, the date that the current Chairman of the Board steps down from such position (the earlier of such dates is hereinafter referred to as the “Relevant Date”) so long as you are employed by the Company on the Relevant Date, you will also serve as Chairman of the Board of the Company.  You will have such duties and responsibilities and power and authority as those normally associated with such position or positions, as applicable, in public companies of a similar stature, plus any additional duties, responsibilities and/or power and authority assigned to you by the Board which are consistent with such position(s).  You will report solely and directly to the Board, and all other executives, other than the executive Chairman of the Board during the period commencing on the Effective Date and ending on the Relevant Date (the “Relevant Period”), will report to you.

(b)   Board and Committees.  During the Term, the Company will use its best efforts to cause you to be nominated for and elected to the Board, as well as to the Executive Committee of the Board, including any successor committee performing a similar function (the “Executive Committee”).  During the Relevant Period, you will jointly preside with the executive Chairman of the Board at meetings of the Board and of the Executive Committee, and thereafter during the Term, you will solely preside at such meetings.

(c)   Outside Interests.  Nothing contained in this Letter Agreement shall preclude you from (i) serving on the board of directors of any business corporation; (ii) serving on the board of or working for any charitable or community organization or (iii) pursuing your personal financial and legal affairs, so long as the foregoing activities, individually or collectively, do not materially interfere with the performance of your duties hereunder and do not violate the provisions of Section 12(b) hereof.

3.             Base Salary.  During the Term, the Company will pay you a minimum base salary at the annual rate of $1,000,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices.  The Compensation Committee (the “Committee”) of the Board will review your Base Salary annually and may, in its sole discretion, increase the Base Salary based on your performance and the Company’s performance.

4.             Bonus.  During the Term, you will be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the Company’s annual incentive plan, with a target bonus opportunity of one hundred fifty percent (150%) of Base Salary (the “Target Bonus”).  The performance objectives for your Annual Bonus will be determined by the Committee in consultation with you as promptly as practicable after the Effective Date, but will nevertheless be consistent with performance objectives set for other senior executives of the Company.

5.             Annual Long-Term Incentive Grant.  In February 2005 and in each calendar year of the Term thereafter, you will receive a long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards, or a combination thereof, as determined by the Committee, (the “Annual Equity Grant”) with a then present value equal to not less than $6.25 million (such value to be based on a Black-Scholes valuation, in the case of options and similar awards, and on a valuation method mutually acceptable to you and the Committee, in the case of other awards).  Any annual cash incentive earned pursuant to Section 4 hereof and paid in the form of equity-based awards shall not be considered in valuing your entitlement under this Section 5.  Subject to the specific terms of this Letter Agreement, the terms and conditions of your Annual Equity Grant will provide for four (4) year vesting in equal installments and will otherwise be determined in accordance with the Company’s 1994 Stock Incentive Plan as it exists on the date hereof or as amended in any respect that is not materially unfavorable to you or in accordance with any successor plan to the extent not materially less favorable to you, and the Company’s policy governing similar awards to other senior executives as in effect from time to time.  Any portion of an Annual Equity Grant that is not fully vested will become fully vested upon termination of your employment due to death or Disability (as defined below in Section 8), or in the event you terminate your employment for Good Reason (as defined below in Section 8) or in the event you are terminated by the Company without Cause (as defined below in Section 8).

6.             Prior Stock Option Grants.  You affirm and acknowledge that (a) so long as you remain employed as Chief Executive Officer by the Company, and so long as on and after the Relevant Date, you also remain employed thereafter as Chairman of the Board of the Company, you would not intend to exercise any of the stock options that were granted to you by The St. Paul before 2004 until after they would have been exercisable in accordance with their terms and vesting schedules in effect on November 16, 2003 and (b) the stock option granted to you by The St. Paul on February 2, 2004 will not become exercisable in connection with the Merger, notwithstanding the terms of the Letter Agreement dated as of October 11, 2001 between The St. Paul and you (the “Old Letter Agreement”), and will, instead, become exercisable in accordance with the terms contained in the term sheet governing such stock option.

7.             Other Benefits.

(a)   Employee Benefits.  You will be eligible to participate in the employee benefit plans, programs and arrangements maintained by the Company, on terms and conditions that are no less favorable than those applicable to any other senior executive of the Company.  The Company acknowledges that in connection with your commencement of employment with The St. Paul pursuant to the Old Letter Agreement, you received four (4) years of service credit as of the effective date of such commencement under all such plans, programs and arrangements (except with respect to any tax-qualified or stock-based plans, programs and arrangements) and that The St. Paul waived any waiting periods or similar requirements for all medical, dental and other health plans.

(b)   Vacation.  You will be entitled to four (4) weeks paid vacation per calendar year in accordance with the Company’s vacation policy as in effect from time to time.

(c)   Legal and Other Fees.  The Company will reimburse you for reasonable legal and other professional and out-of-pocket expenses incurred by you in connection with the preparation and negotiation of this Letter Agreement.

(d)   Transportation.  You will be required for security purposes to use the Company aircraft for all business travel and personal travel; provided, however, that if you use the aircraft for international personal travel you will compensate the Company for such use at the then applicable first class rate.  The Company will provide you with other transportation on a basis consistent with that customarily provided to executives of a similar stature and will gross you up for any income taxes incurred by you as a result of the provision of such other transportation.  The Company will also gross you up for any income taxes incurred by you as a result of any imputation of income in connection with the use of the aircraft for business travel between the New Jersey region and St. Paul, Minnesota, Baltimore, Maryland and Hartford, Connecticut and of Company-arranged ground transportation for business travel when you are on the East Coast.

(e)   Reimbursement.  The Company will reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy for senior executives as in effect from time to time.

(f)    Professional Fees.  The Company will reimburse you for all reasonable financial planning and tax preparation expenses up to $25,000 annually.

8.             Termination of Employment.

(a)   Resignation for Good Reason or Termination Without Cause.  If you terminate your employment for Good Reason or you are terminated by the Company without Cause, you will receive, immediately upon the effectiveness of any such termination, a lump-sum cash payment equal to the sum of

(i)   any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination and

(ii)  three (3) times the sum of your (A) then Base Salary and (B) the greater of your then Target Bonus and Annual Bonus for the immediately preceding year; provided that you execute a release substantially in the form attached hereto as Exhibit A concurrently with such payment.

In addition to the foregoing lump-sum payment,

(x)            the Company will continue your participation in the Company’s medical and dental plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits), but only until, in the case of such medical and dental plans, the earlier of three (3) years following the date of such termination of employment and the date on which you become covered by a similar plan maintained by any subsequent employer,

(y)           all unvested stock options, restricted stock and other equity awards then held by you will fully vest and become exercisable, if applicable, as of the effective date of such termination,

(z)            with respect to options and any similar equity awards (i.e. containing or requiring an exercise or similar action) held by you at the time of such termination, such awards will remain exercisable (as if you had remained in your initial position with the Company throughout such term) for the lesser of five (5) years and the remainder of the full term of such options, except that, in the case of the termination of your employment by the Company without Cause, any such awards granted to you after the date hereof will remain exercisable (as if you had remained in your initial position with the Company throughout such term) for the lesser of one (1) year and the remaining term of such options.

Notwithstanding the foregoing and the Company’s Amended and Restated Special Severance Policy (as it exists on the date hereof, regardless of whether or not it is subsequently modified or terminated, the “Policy”), you affirm and acknowledge that you will not exercise your right to terminate your employment for any reason during the twelve (12) month period following the Effective Date or to terminate your employment for any reason during the thirty (30) day period commencing one year after the Effective Date and to have such termination be treated as a termination for Good Reason under the Old Letter Agreement or a Qualifying Termination (as defined in the Policy) under the Policy; provided that you reserve the right to terminate your employment for Good Reason under this Letter Agreement.

(b)   Termination Other than for Good Reason or for Cause.  If you terminate your employment other than for Good Reason or if your employment is terminated by the Company for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, immediately upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing prior to the effectiveness of your termination and such compensation or benefits that have been earned and will become payable without regard to future services.  In addition, if your employment is terminated by you other than for Good Reason, any vested stock options then outstanding will remain exercisable for thirty (30) days after such termination (although no further stock options will vest during such additional thirty (30) day period); provided that an option will not otherwise be exercisable beyond the stated term of such stock option.

(c)   Disability or Death.  If your employment terminates by reason of death or Disability, you or your beneficiaries will receive (i) a pro rata portion of your Base Salary and Target Bonus for the year, calculated by multiplying your Base Salary and Target Bonus by a fraction, the numerator of which is the number of days in the year elapsed prior to such death or Disability and the denominator of which is 365, and (ii) all other unpaid amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing prior to the effectiveness of such termination.  In addition, all unvested stock options, restricted stock and other stock awards will immediately vest and, along with previously vested stock options, will remain exercisable (as if you had remained in your initial position with the Company throughout such term) for (x) three (3) years, in the case of termination due to Disability and (y) one (1) year, in the case of termination due to death (provided that a stock option will not otherwise be exercisable beyond the stated term of such stock option).

(d)   Retirement.  In addition to benefits to which you may be entitled pursuant to this Letter Agreement, your entitlements in connection with a termination of your employment pursuant to your retirement under the Company’s otherwise applicable employee benefit and retirement plans and programs, including without limitation under the Company’s stock option and equity award plans, shall be determined in accordance with such applicable employee benefit and retirement plans and programs and stock option and equity award plans, as applicable, including with respect to the vesting of and exercise period of stock options and awards, and the characterization of your termination of employment for purposes of this Letter Agreement shall not affect any benefit to which you may be entitled upon “retirement” meeting the conditions set forth in such plan or program and impacted by this Agreement.

For purposes of this Letter Agreement, “Cause” means (i) your willful and continued failure to substantially perform your duties hereunder; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (iii) your engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with your position with the Company or other willful act that materially damages the reputation of the Company; provided, however, no such act, omission or event will be treated as “Cause” under this Letter Agreement unless (A) you have been provided a detailed, written statement of the basis for the Company’s belief that such act, omission or event constitutes “Cause” and an opportunity to meet with the Board (together with your counsel if you choose to have your counsel present at such meeting) after you have had a reasonable period in which to review such statement and if the allegation is made under clause (i) or (iii) above, have had at least a thirty (30) day period to take corrective action and (B) the Board after such meeting (if you meet with the Board) and after the end of such thirty (30) day correction period determines reasonably and in good faith and by the affirmative vote of at least two-thirds (2/3) of the members of the Board then in office at a meeting called and held for such purpose that “Cause” continues to exist under this Letter Agreement.  For purposes of this paragraph, (X) no act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the action was in the best interest of the Company and (Y) it shall be understood that poor Company performance, in and of itself, shall not constitute Cause under this paragraph in the absence of evidence of the conduct specified above on your part.

For purposes of the Letter Agreement, “Good Reason” means (i) the Company reduces your Base Salary or your Target Bonus or reduces the value of your Annual Equity Grant without your express written consent; (ii) (A) the Board fails to elect you as a member of the Board as of the Effective Date or during the Term fails to nominate you for reelection to the Board or fails to elect you to the Executive Committee or effects any removal of you as a member of the Board or a member of the Executive Committee (unless removal from the Executive Committee is due to a change in law or regulation or is in accordance with widely accepted corporate governance practices), (B) in the event you are not elected to the Board at any annual or special meeting of the stockholders, the Board does not immediately thereafter elect you to the Board (to the extent legally permitted to do so) or (C) you do not become Chairman of the Board of the Company on the Relevant Date, as defined in Section 2 (for the avoidance of doubt, your not being Chairman of the Board of the Company during the Relevant Period will not constitute “Good Reason” under this Letter Agreement); (iii) the Company reduces the scope of your duties, responsibilities or authority without your express written consent (it being understood, without limitation, that such a reduction will be deemed to have occurred in all events if, following a Change in Control as defined in the Policy(1), (X) the Company or any entity that may have succeeded it ceases to have a class of voting equity securities registered under Section 12 of the Securities Exchange Act of 1934 or (Y) a person or group beneficially owns, as such terms are used for purposes of section 13(d) of such act,  more than 40% of the voting power of the voting securities of the Company); (iv) the Company requires you to report to anyone other than the Board or appoints any other person (other than the executive Chairman of the Board during the Relevant Period) to a position of equal or higher authority or having a direct reporting responsibility to the Board (other than the Company’s

(1)  For ease of reference, this definition is reproduced in its entirety in Exhibit B.

internal auditors); (v) the Company breaches any other provision of this Letter Agreement, or (vi) the Company elects not to extend the Term pursuant to Section 1 prior to the time when you shall have attained age 65; provided, however, that if you voluntarily consent to any reduction described above in lieu of exercising your right to resign for Good Reason and deliver such consent to the Company in writing then such reduction, transfer or change will not constitute “Good Reason” hereunder, but you will have the right to resign for Good Reason under this Letter Agreement as a result of any subsequent reduction described above.

For purposes of this Letter Agreement, “Disability” will mean “total and permanent disability” as defined in the Company’s long-term disability plan for senior executives (or such other Company-provided long-term disability benefit plan sponsored by the Company in which you participate at the time the determination of Disability is made).

9.             Indemnification.

(a)   The Company will indemnify and make permitted advances to you to the fullest extent permitted by applicable law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or your having served on any other enterprise as a director, officer or employee at the request of the Company.  In addition, the Company will maintain insurance, at its expense, to protect you against any such expense, liability or loss to which you would be entitled to indemnification or reimbursement under the foregoing sentence.

(b)   The Company will indemnify you and hold you harmless from and against any and all losses, costs, expenses, liabilities, penalties, claims and other damages incurred or resulting from any claim brought by your immediately prior employer, Citigroup Inc. (or an affiliate thereof); provided, however, that you promptly notify the Company in writing of the commencement of any action or other assertion of a claim.  The Company will assume the defense of any such action or claim with counsel selected by it and reasonably acceptable to you (the fees and expenses of such counsel will be paid by the Company).  You will have the right to participate in such defense and to employ counsel reasonably acceptable to the Company at the Company’s expense.  You agree to cooperate with the Company in the defense of any such action or claim, including providing it with records and information that are reasonably relevant thereto.  You agree not to admit any liability with respect to, or settle, compromise or discharge such action or claim without the Company’s written consent (which will not be unreasonably withheld).

10.           Change in Control.

(a)   General.  In the event of a Change in Control, you will be entitled to the benefits provided under the Policy as if your employment terminated under the circumstances provided under the Policy.  For purposes of the Policy, you will be deemed to be a Tier 1 Employee (as defined in the Policy).

(b)   Tax Indemnity.

(i)           If the Company or the Company’s independent accountants determine that any payments and benefits called for under this Letter Agreement together with any other payments and benefits made available to you by the Company or an affiliate of the Company will result in you being subject to an excise tax under § 4999 of the Internal Revenue Code (the “Code”) or if such an excise tax is assessed against you as a result of any such payments and other benefits, the Company will make a Gross Up Payment (as defined below) to or on behalf of you as and when any such determination or assessment is made; provided you take such action (other than waiving your right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax.

(ii)          Any determinations under this Section 10 will be made in accordance with § 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law.  If the Company reasonably requests that you take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring your right to receive any payments or benefits under this Letter Agreement (other than under this Section 10), you agree to consider such request (but in no event to waive or limit your right to any payments or benefits in a manner that would not be neutral to you from a financial point of view), and in connection with any such consideration, the Company will provide you with such information and such expert advice and assistance from the Company’s independent accountants, lawyers and other advisors as you may reasonably request and will pay for all expenses incurred in effecting your compliance with such request and any related taxes, fines, penalties, interest and other assessments.

(iii)         Nothing in this Section 10 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or payment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to you and the payment obligation null and void.

(iv)        The term “Gross Up Payment” for purposes of this Section 10 will mean a payment to or on behalf of you which will be sufficient to pay (A) any excise tax described in this Section 10 in full, (B) any interest or penalties assessed by the Internal Revenue Service on you which are related to the payment of such excise tax and (C) any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax and any related interest or penalties and on any payments made to avoid assessment of, or mitigate or challenge, the payment of such tax as well as any additional taxes on such payments.

(v)         Finally, you and the Company acknowledge and agree that a Gross Up Payment is intended to put you in the same after-tax position which you would have been in if there was no excise tax under § 4999 of the Code on any of your payments or benefits described in this Section 10.  Therefore, you agree to return to the Company the excess of any Gross Up Payment made to you over the payment which would have been sufficient to put you in the same after-tax position which you would have been in if there was no excise tax under § 4999 of the Code on any of your payments or benefits described in this Section 10, and the Company agrees that any such return on one date will not alter the Company’s obligation to make one, or more than one, additional Gross Up Payment at any later date to the extent necessary to put you in the same after-tax position which you would have been in if there was no excise tax under § 4999 of the Code on any of your payments or benefits described in this Section 10.

The Company affirms and acknowledges that any payments and benefits that you receive in connection with the Merger will be covered by this Section 10.

(c)   Continued Effect.  This Section 10 will continue in effect until you agree that all of the Company’s obligations to you under this Section 10 have been satisfied in full or a court of competent jurisdiction makes a final determination that the Company has no further obligations to you under this Section 10, whichever comes first.

11.           Covenants.  In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

(a)   Confidentiality.  You acknowledge that during your employment, you will occupy a position of trust and confidence.  Accordingly, you agree that following any termination of your employment, you will keep confidential any trade secrets and confidential or proprietary information of the Company which are now known to you or which hereafter may become known to you as a result of your employment or association with the Company and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company during, and at all times after, the termination of your employment.  For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to the Company which has a significant business purpose and is not known or generally available from sources outside the Company or typical of industry practice, but will not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency; provided that you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment.

(b)   Non-Competition.  You further covenant that during the Term and for the three (3) year period (the “Restricted Period”) following termination of your employment for Cause or following your termination of employment without Good Reason, you will not, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in the property and casualty insurance business in the United States.  Notwithstanding the preceding sentence, you will not be prohibited from owning less than five percent (5%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

(c)   Non-Solicitation of Employees.  You further covenant that during the Term and (x) during the Restricted Period following termination of your employment by the Company for Cause or by you without Good Reason, or (y) for the one (1) year period following the termination of your employment for any other reason, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any senior executive of the Company at the time of termination of your employment with the Company (defined for such purposes to include executives that report directly to you or that report directly to such executives that report directly to you).

(d)   Equitable Relief and Other Remedies.  You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 11 would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(e)   Reformation.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the law of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(f)    Survival of Provisions.  Without effect as to the survival of other provisions of this Letter Agreement intended to survive the termination or expiration of your employment, the obligations contained in this Section 11 will survive the termination or expiration of your employment with the Company and will be fully enforceable thereafter.

12.           Coordination.  With regard to the equity grants, payments and benefits described in this Letter Agreement (the “Contract Rights”), the provisions of this Letter Agreement, to the extent that they are more favorable to you, will control over any provisions to the contrary in any plan, program, or equity grant applicable to you.  The Company will not impose any restrictions not contained in this Letter Agreement on the Contract Rights, and will not condition any future equity grants, payments or benefits not contemplated by this Letter Agreement upon your agreement to any additional restrictions on the Contract Rights.  However, nothing will limit the Company’s discretion to include any new or different terms, conditions or restrictions in any future equity grant, payment or benefit to you not contemplated by this Letter Agreement.

13.           Representations.  By signing this Letter Agreement where indicated below, you represent that, except as previously disclosed to the Company, are not subject to any employment agreement or non-competition agreement that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your appointment to the positions which the Company described above.

14.           Miscellaneous Provisions.

(a)   This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

(b)   This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(c)   This Letter Agreement will be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives.  If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Letter Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.  The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.

(d)   All disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect, such arbitration to be held in Minneapolis, Minnesota, as the sole and exclusive remedy of either party.  Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters.  All costs and expenses of such arbitration, including your reasonable costs and expenses, will be borne by the Company.

(e)   All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the U.S. mail, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice.  Unless otherwise notified as set forth above, notice will be sent to each party as follows:

You, to:

The address listed above or such other address as is maintained in the Company’s records

The Company, to:

The St. Paul Travelers Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Attention:  General Counsel

In lieu of personal notice or notice or notice by deposit in the U.S. mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

(f)    This Letter Agreement will be governed by and construed and entered in accordance with the laws of the State of Minnesota without reference to rules relating to conflict of laws.

(g)   This Letter Agreement supersedes the Old Letter Agreement and the letter of understanding dated November 16, 2003 (as amended on February 11, 2004) from you to the Board of Directors of The St. Paul.  This Letter Agreement also supersedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

This Letter Agreement is intended to be a binding obligation upon both the Company and yourself.  If this Letter Agreement correctly reflects your understanding, please sign and return one copy to John MacColl for the Company’s records.

THE ST. PAUL TRAVELERS COMPANIES, INC.

By:	/s/ Leslie B. Disharoon
Name:
	Title:	Director

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

Dated as of April 1, 2004	/s/ Jay S. Fishman
Jay S. Fishman

Exhibit A

FULL AND COMPLETE RELEASE

I,                             , in consideration for the payment of the severance described in my Letter Agreement dated                        , 2004, for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge The St. Paul Travelers Companies, Inc. (the “Company”) and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action under those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which my heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which I sign this Full and Complete Release (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Company (collectively the “Released Claims”).

I warrant and represent that I have made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

I fully understand and agree that:

1.                                       this Release is in exchange for severance payment to which I would otherwise not be entitled;

2.                                       no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.                                       I am here advised to consult with an attorney before signing this Release;

4.                                       I have 21 days from my receipt of this Release within which to consider whether or not to sign it;

5.                                       I have 7 days following my signature of this Release to revoke the Release; and

6.                                       this Release will not become effective or enforceable until the revocation period of 7 days has expired.

If I choose to revoke this Release, I must do so by notifying the Company in writing.  This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the 7 day revocation period and addressed as follows:

The St. Paul Travelers Companies, Inc.
Attention:  General Counsel
385 Washington Street
St. Paul, Minnesota 55102

This Release is the complete understanding between me and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter.  I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

This Release is to be governed and enforced under the laws of the State of Minnesota (except to the extent that Minnesota conflicts of law rules would call for the application of the law of another jurisdiction).

This Release inures to the benefit of the Company and its successors and assigns.

A-2

I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect.  As such, I knowingly and voluntarily sign this Release.

Jay S. Fishman

Date:

Exhibit B

For ease of reference, the definition of Change in Control in the Policy is reproduced in its entirety below:

(d)           “Change in Control” means the occurrence of any one of the following events”

(i)            individuals who, on February 1, 1999, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to February 1, 1999, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Securities Exchange Act of 1934 (the “Act”)) (“Election Contest”) or any other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a) (9) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed to be an Incumbent Director;

(ii)           any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to any acquisition by Participant or any group of persons including Participant (or any entity controlled by Participant or any group of persons including Participant);

(iii)          the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale:  (A) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization or Sale (the “Surviving Company”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

B-2